Exhibit 99.1

June 18, 2010	Symbol: BER (TSXV)

BE Resources Completes $3 Million Private Placement

TORONTO, ONTARIO – BE Resources Inc. (TSXV: BER) (“BE” or the “Company”) is pleased to announce it has successfully completed a brokered private placement of 10,000,000 units of the Company (the “Units”) at a price of $0.30 per Unit, for aggregate gross proceeds of $3,000,000. Each Unit is comprised of one common share in the capital of the Company (a “Common Share”) and one-half of one Common Share purchase warrant (a “Warrant”). Each full Warrant entitles the holder to purchase one Common Share at an exercise price of $0.50 per Common Share for a period of two years from the closing of the private placement, subject to earlier expiry or adjustment in certain circumstances. The Units were offered through MGI Securities Inc. (“MGI”) of Toronto, Ontario as agent.

In connection with the sale of the Units, the Company paid a cash commission equal to 8% of the gross proceeds and issued compensation options to MGI and other selling group members to purchase up to the number of Units equal to 10% of the brokered portion of the private placement at a price of $0.30 per Unit for a period of 24 months from the closing of the private placement.

The proceeds of the private placement will be used by the Company to fund drilling activities at its Warm Springs property and for general working capital purposes.

“The proceeds of this private placement will help us advance the exploration and development of the Company’s Warm Springs beryllium project in New Mexico.” said David Tognoni, President of BE Resources Inc. “BE would like to thank MGI and the selling group for all their efforts in concluding a successful private placement.” said Tognoni.

The securities issued under this private placement will be subject to a four month hold period, expiring October 19, 2010, under applicable Canadian securities legislation.

The securities sold by the Company have not been registered under the US Securities Act of 1933, as amended, and may not be offered or sold in the US absent registration or an exemption from the registration requirements.

For further information:

David Tognoni, President & CEO
P.O. Box 682
Elephant Butte, New Mexico
87935
Tel: 575-744-4014

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

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